EXHIBIT  3.01.2
CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF
HOMESTORE, INC.
          Homestore, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by a committee of its Board of Directors (the “Board”) on November 6, 2005:
          WHEREAS, the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), authorizes 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and
          WHEREAS, the Certificate of Incorporation authorizes the Board to establish and fix the number of shares to be included in any series of Preferred Stock and the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of such series;
          NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:
     Section 1. Number; Designation; Rank.
          (a) This series of convertible participating Preferred Stock is designated as the “Series B Convertible Participating Preferred Stock” (the “Series B Preferred Stock”). The number of shares constituting the Series B Preferred Stock is 119,034 shares, par value $0.001 per share (which number includes 19,034 of shares of Series B Preferred Stock reserved exclusively for the payment of dividends in kind).
          (b) The Series B Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company:
     (i) senior in preference and priority to the common stock of the Company, par value $0.001 per share (the “Common Stock”), and each other class or series of Equity Security (as defined in Section 8) of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively with the Common Stock, the “Junior Securities”);
     (ii) on parity, without preference and priority, with each other class or series of Equity Security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Parity Securities”); and
     (iii) junior in preference and priority to the series of Preferred Stock of the Company that is designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), and, subject to Section 4 hereof, each other class or series of Equity Security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Senior Securities”).
     Section 2. Dividends.
          (a) Each holder of issued and outstanding Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends for each share of Series B Preferred Stock the greater of, with respect to each dividend period:
     (i) dividends at a rate per annum equal to 3.50% of the sum of (A) $1,000 per share (the “Original Purchase Price”) plus (B) all accrued and unpaid dividends that are payable on such share of Series B Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events (the “Regular Dividends”); or
     (ii) participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property (but excluding Additional Shares of Common Stock), payable or to be made on outstanding shares of Common Stock equal to the amount of such dividends or other distribution as would be made on the largest number of shares of Common Stock into which such share of Series B Preferred Stock could be converted on the date of payment of such dividends or other distribution on the Common Stock, assuming such converted shares of Common Stock were outstanding on the applicable record date for such dividend or other distribution (the “Participating Dividends” and, together with Regular Dividends, the “Dividends”).
          (b) Regular Dividends will accrue and cumulate from the date of issuance and are payable quarterly in arrears on the last day of each March, June, September and December, or, if such date is not a business day, the succeeding business day (each such day, a “Regular Dividend Payment Date”). The amount of Regular Dividends payable for each full quarterly dividend period will be computed by dividing the annual rate by four. The amount of Regular Dividends payable for the initial dividend period, or any other dividend period shorter or longer than a full quarterly dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Regular Dividends will be paid to the holders of record of Series B Preferred Stock as they appear in the records of the Company at the close of business on the 15th day of the calendar month in which the applicable Regular Dividend Payment Date falls or on such other date designated by the Board for the payment of Regular Dividends that is not more than 60 days or less than 10 days prior to such Regular Dividend Payment Date. Any payment of a Regular Dividend will first be credited against the earliest accumulated but unpaid Regular Dividend due with respect to such share that remains payable.
          (c) Regular Dividends are payable only in kind in additional shares of Series B Preferred Stock until the fifth anniversary of the Original Issuance Date, and after such date, Regular Dividends will be payable only in cash. Regular Dividends will accrue and cumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of Regular Dividends and whether or not Regular Dividends are declared. Regular Dividends will accumulate and compound quarterly to the extent they are not paid. The Company shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Series B Stock the full number of shares of Series B Preferred Stock for the purpose of paying all Regular Dividends that may be or become payable in kind.
          (d) If greater than Regular Dividends with respect to a quarterly dividend period, Participating Dividends are payable at the same time as and when such dividend or other distribution on Common Stock is paid to the holders of Common Stock. For purposes of determining whether Participating Dividends are greater than Regular Dividends, (i) the value of any Participating Dividend not consisting of cash will equal the Fair Market Value (as defined in Section 8) thereof, and (ii) the amount of Participating Dividends payable for each quarterly dividend period will be the full amount so payable. If Participating Dividends are not paid, then Participating Dividends will not accrue and the provisions of Section 5(e) shall apply.
          (e) If and when dividends are declared and paid on the Series A Preferred Stock pursuant to clause (a) of Article V of the Certificate of Incorporation, each holder of issued and outstanding Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends for each share of Series B Preferred Stock an amount equal to the total of amount of dividends paid on the Series A Preferred Stock divided by the total number of shares of Series B Preferred Stock then outstanding.
          (f) So long as any share of Series B Preferred Stock is outstanding, no dividend (other than a dividend in Common Stock, other Junior Securities or pursuant to a shareholder rights plan adopted by the Board of Directors of the Company (provided that any Common Stock issuable upon conversion of the Series B Preferred Stock would be entitled to such rights)) may be declared or paid or set aside for payment or other distribution declared or made upon any Junior Securities of any kind, nor may any Junior Securities of any kind be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Company (except by conversion into or exchange for other Junior Securities and except for the redemption of rights issued pursuant to such a shareholder rights plan (provided that the rights associated with any Common Stock issued upon conversion of the Series B Preferred Stock would also be so redeemed)), unless, in each case, full cumulative Dividends on all shares of Series B Preferred Stock have been or are contemporaneously declared and paid or are declared and a sum sufficient for the payment thereof is set apart for such payment for all past dividend periods and the then current dividend period. If Dividends are not paid in full or a sum sufficient for such full payment is not so set apart upon the Series B Preferred Stock, all Dividends declared upon the Series B Preferred Stock and all dividends declared on any Parity Securities shall be declared pro rata so that the amount of Dividends declared per share of the Series B Preferred Stock and dividends declared per share of such Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid Dividends per share on the Series B Preferred Stock and accrued and unpaid dividends per share of such Parity Securities bear to each other.
          (g) The Company shall take all actions necessary or advisable under the DGCL to permit the payment of Dividends to the holders of Series B Preferred Stock. Holders of Series B Preferred Stock are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of full Dividends as provided in this Section 2.
     Section 3. Liquidation Preference.
          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each share of Series B Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the greater of (i) the sum of (A) the Original Purchase Price per share plus (B) all accrued but unpaid dividends on such share of Series B Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events (such sum, as adjusted, the “Regular Liquidation Preference”), or (ii) an amount equal to the amount the holders of Series B Preferred Stock would have received upon liquidation, dissolution or winding up of the Company had such holders converted their shares of Series B Preferred Stock into shares of Common Stock (the “Participating Liquidation Preference”, and such greater amount, the “Liquidation Preference”); provided that the payment of the Liquidation Preference shall be subject to the Maximum Cash Payment Rule (as defined in Section 8).
          (b) If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution are insufficient to pay the holders of Series B Preferred Stock the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the holders of Series B Preferred Stock and such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.
          (c) After payment to the holders of Series B Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series B Preferred Stock as such will have no right or claim to any of the assets of the Company.
          (d) The value of any property not consisting of cash that is distributed by the Company to the holders of the Series B Preferred Stock will equal the Fair Market Value thereof.

          (e) For the purposes of this Section 3, neither of (i) the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company, (ii) the consolidation or merger of the Company with or into one or more persons, nor (iii) a Change in Control shall be deemed to be a liquidation, dissolution or winding-up of the corporation.
          (f) A failure of the Company to redeem the outstanding shares of Series B Preferred Stock pursuant to Section 6 or to repurchase the outstanding shares of Series B Preferred Stock pursuant to Section 7 because of the lack of legally available funds therefor shall be deemed to be a liquidation, dissolution or winding up of the Company under this Section 3.
     Section 4. Voting Rights; Board Representation.
          (a) The holders of Series B Preferred Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, and except as otherwise provided herein or by law, the holders of Series B Preferred Stock will vote together with the holders of Common Stock as a single class. Each holder of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which all of the outstanding shares of Series B Preferred Stock held by such holder on the record date are convertible immediately prior to the vote.
          (b) So long as the holders of Series B Preferred Stock hold at least one-sixth of the shares of Series B Preferred Stock that were issued on the Original Issuance Date (as adjusted for stock dividends, splits, combinations and similar events, but not for conversion or Regular Dividends), except as otherwise provided by law and except with respect to a Change in Control in which a Change in Control Offer is made (and not withdrawn) pursuant to Section 7, the Company may not take any of the following actions without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class:
     (i) any increase or decrease (including by way of merger, consolidation or otherwise) in the authorized amount of shares of Series B Preferred Stock, except for the cancellation and retirement of shares set forth in Section 9(b);
     (ii) any issuance of shares of Series B Preferred Stock, except for the issuance of shares of Series B Preferred Stock for the payment of in kind dividends set forth in Section 2;
     (iii) any amendment, repeal, alteration, addition, deletion or other change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the Series B Preferred Stock in any manner adverse thereto to the holders thereof, including but not limited to by way of merger, consolidation or otherwise, and whether by Board resolution, amendment to the Certificate of Incorporation or Bylaws or otherwise;

     (iv) any authorization (and if authorized, any increase in the authorized amount), creation or issuance (including by way of merger, consolidation, reclassification or otherwise) of any Senior Securities, Parity Securities or debt of the Company that is convertible into Senior Securities or Parity Securities;
     (v) any amendment, repeal, alteration, addition, deletion or other change of any provision of the Certificate of Incorporation or the Bylaws of the Company in any manner (including by way of merger, consolidation or otherwise) that adversely affects the powers, designations, preferences, rights, qualifications, limitations or restrictions of Series B Preferred Stock to the holders thereof; or
     (vi) any contract, understanding or other arrangement or to do any of the foregoing, except if such contract, understanding or arrangement expressly provides that the undertaking of any of the foregoing is subject to the prior approval of the holders of Series B Preferred Stock;
provided that, in the event of a merger or consolidation of the Company, the exchange, conversion or other substitution of the Series B Preferred Stock by, for or with preferred stock of the surviving corporation having the same powers, designations, preferences, rights, qualifications, limitations and restrictions as are provided herein (except that the shares of such preferred stock may be convertible into common stock of the surviving corporation or a parent company thereof) shall not be deemed to require vote or consent of the holders the Series B Preferred Stock pursuant to this Section 4(b); and provided, further, that the voting rights of the holders of the Series B Preferred Stock set forth in this clause (b) shall be subject to applicable Nasdaq rules to the extent required such that the Common Stock shall continue to be listed on Nasdaq.
          (c) The holders of Series B Preferred Stock, voting together as a separate class, are entitled to elect two directors to the Board (each, a “Series B Director”) at a special or annual meeting of stockholders of the Company called for the purpose of electing directors at which a class of directors to which a Series B Director belongs is up for election or at any special meeting of the holders of Series B Preferred Stock or by written consent; provided that if the aggregate number of shares of Series B Preferred Stock issued on the Original Issuance Date that are outstanding on the record date for determining the stockholders entitled to vote at the next annual meeting of stockholders is less than two-thirds but at least one-third of the shares of Series B Preferred Stock issued on the Original Issuance Date, as adjusted for stock dividends, splits, combinations and similar events but not for conversion or Regular Dividends (the “Two-Thirds Threshold”), then the holders thereof will be entitled to elect only one Series B Director as a separate class; provided, further, that if the aggregate number of shares of Series B Preferred Stock issued on the Original Issuance Date that are outstanding on the record date for determining the stockholders entitled to vote at the next annual meeting of stockholders is less than one-third of the shares of Series B Preferred Stock issued on the Original Issuance Date, as adjusted for stock dividends, splits, combinations and similar events but not for conversion or Regular Dividends (the “One-Third Threshold”), then the holders thereof will not be entitled to elect any Series B Director as a separate class. Notwithstanding any provision to the contrary, holders of Series B Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class, in the general election of directors.

          (d) Only the holders of Series B Preferred Stock, voting together as a separate class, are entitled to fill any vacancy caused by the resignation, death or removal of a Series B Director, and only the holders of Series B Preferred Stock are entitled to remove from office a Series B Director without cause, provided, that in the event that the aggregate number of shares of Series B Preferred Stock outstanding at any time (whether before or after the record date for any meeting of stockholders) falls below either the Two-Thirds Threshold or the One-Third Threshold, such that the number of Series B Directors to be elected at the next annual meeting of stockholders pursuant to Section 4(c) would be reduced, then any such vacancy which would not be filled by a Series B Director at such meeting may be filled by the Board of Directors or the stockholders of the Company generally, and not the holders of Series B Preferred Stock voting as a separate class, in accordance with the Certificate of Incorporation, the Bylaws of the Company and applicable law.
          (e) Notwithstanding the foregoing, the rights of the holders of the Series B Preferred Stock set forth in this Section 4 to vote with the Common Stock shall be subject to applicable Nasdaq rules to the extent required such that the Common Stock shall continue to be listed on the Nasdaq, including, without limitation, compliance by the Company with Rule 4351 of Nasdaq insofar as it may be applied in the event that the Conversion Price is determined to be less than the “market value” as defined in such rules, and such rights to vote with the Common Stock shall be accordingly reduced or otherwise modified to the minimum extent required to comply with such Nasdaq rules.
          (f) In connection with an Approved Transaction (as defined in the Stockholders Agreement) pursuant to which the Company issues shares of Common Stock as consideration in the transaction, the maximum number of Series B Directors that the holders of Series B Preferred Stock are entitled to designate or nominate immediately prior to such transaction (the “Maximum Number of Directors”) may be reduced following consummation of such transaction, at the election of the Company, to a number of Series B Directors (rounded to the nearest whole number) equal to (x) the Maximum Number of Directors multiplied by (y) the aggregate percentage ownership of the Company following consummation of such transaction owned on fully diluted basis by the holders of capital stock of the Company immediately prior to such transaction (provided that in no event may the Maximum Number of Directors be reduced to below one (1) Series B Director by application of this provision although it shall remain subject to reduction pursuant to Section 4(c) and 4(d)).
               Section 5. Conversion.
          Each share of Series B Preferred Stock is convertible into shares of Common Stock as provided in this Section 5.
          (a) Optional Conversion. Each holder of Series B Preferred Stock is entitled to convert, at any time and from time to time, at the option and election of such holder, any or all shares of outstanding Series B Preferred Stock held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the amount (the “Conversion Amount”) determined by dividing (i) the Regular Liquidation Preference for each share of Series B Preferred Stock to be converted by such holder by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially is $4.20, as adjusted from time to time as provided in Section 5(e). In order to convert shares of Series B Preferred Stock into shares of Common Stock, the holder must surrender the certificates representing such shares of Series B Preferred Stock, accompanied by transfer instruments reasonably satisfactory to the Company, free of any adverse interest or liens at the office of the Company’s transfer agent (or at the principal office of the Company, if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 5(a), the date of receipt of such certificates, together with such notice, by the transfer agent or the Company will be the date of conversion (the “Conversion Date”).
          (b) Mandatory Conversion.
          (i) On and after the third anniversary of the Original Issuance Date, at the Company’s option and election, in whole but not in part, each share of Series B Preferred Stock may be converted automatically into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Conversion Amount after the delivery by the Company to the holders of Series B Preferred Stock of a written notice of the conversion contemplated by this Section 5(b) which conversion shall occur on the date specified in such notice, not less than 10 nor more than 30 days following the date of delivery of such notice (which shall be the Conversion Date in respect of a conversion pursuant to this Section 5(b)); provided that such notice may be delivered by the Company only if (i) the average closing price per share of the Common Stock on Nasdaq during the 30 consecutive trading days ending on any trading day no more than 15 business days prior to the business day on which such notice is delivered is at least 185% of the Conversion Price then in effect, and (ii) all requisite arrangements with the Company’s transfer agent, Nasdaq, and any other requisite securities intermediary (including The Depository Trust Company and Cede & Co., if applicable) to permit the immediate trading of such shares of Common Stock on the Conversion Date shall have been completed. Once delivered, such notice shall be irrevocable, unless the Company obtains the written consent of the holders representing a majority of the outstanding shares of Series B Preferred Stock; and provided, further, that notwithstanding anything in the foregoing to the contrary, in the event of a Change in Control, the Company may elect to effect such an automatic conversion in the event that the fair market value of the consideration per share of Common Stock in the Change in Control is at least 190% of the Conversion Price then in effect (the “CIC Conversion Price”), and such election shall be conditioned on the consummation of the Change in Control and the conversion may occur at any time upon or following the notice thereof as specified in such notice.
          (ii) If (x) a Change in Control Offer (other than in respect of an event pursuant to clauses (iii) or (v) of the definition of Change in Control) has been made pursuant to Section 7(a) and has not been withdrawn and (y) any holder of Series B Preferred Stock has not elected to accept the Change in Control Offer, then, with respect to such shares of Series B Preferred Stock for which the

Change in Control Offer has not been elected (the “Non-accepting Shares”), at the Company’s option and election, the Non-accepting Shares may be converted automatically into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Conversion Amount immediately upon notice of such conversion to such holder of Non-accepting Shares (provided that on or prior to the delivery of such notice, all requisite arrangements with the Company’s transfer agent, Nasdaq and any other requisite securities intermediary (including The Depository Trust Company and Cede & Co., if applicable) to permit the immediate trading of Common Stock into which Non-accepting Shares are converted on the Conversion Date shall have been completed, if applicable, unless such trading is to be terminated upon consummation of such Change in Control; provided that such notice shall be conditioned on the occurrence of a Change in Control). With respect to a conversion pursuant to this Section 5(b)(ii), the date of delivery of such notice or, if specified, the date of the conversion set forth in such notice (which may be the Change in Control Closing Date but shall not be earlier that the date of the delivery of such notice) shall be the “Conversion Date” for purposes of Section 5(d).
(c) Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Series B Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fractional amount multiplied by the Fair Market Value as of the Conversion Date. If more than one share of Series B Preferred Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Series B Preferred Stock converted by such holder at such time.
(d) Mechanics of Conversion.
          (i) As soon as practicable after the Conversion Date, the Company shall promptly issue and deliver to such holder a certificate for the number of shares of Common Stock to which such holder is entitled, together with a check or cash for payment of fractional shares, if any, in exchange for the certificates formerly representing shares of Series B Preferred Stock; provided that the delivery of certificates shall not be required with respect to a conversion with respect to a Change in Control if provision is made for the receipt of the consideration in the Change in Control. Such conversion will be deemed to have been made on the Conversion Date, and the person (as defined in Section 8) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for shares of Common Stock or Series B Preferred Stock are issued in a name other than the name of the converting holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common

Stock upon conversion or due upon the issuance of a new certificate for any shares of Series B Preferred Stock not converted other than any such tax due because shares of Common Stock or a certificate for shares of Series B Preferred Stock are issued in a name other than the name of the converting holder.
          (ii) The Company shall at all times reserve and keep available, free from any preemptive rights, out of its treasury or authorized but unissued shares of Common Stock (or a combination of both) for the purpose of effecting the conversion of the Series B Preferred Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series B Preferred Stock (assuming for the purposes of this calculation that all outstanding shares of Series B Preferred Stock are held by one holder), and the Company shall take all actions to amend its Certificate of Incorporation to increase the authorized amount of Common Stock if necessary therefor. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
          (iii) From and after the Conversion Date, dividends on the Series B Preferred Stock to be converted on such Conversion Date will cease to accrue; said shares of Series B Preferred Stock will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series B Preferred Stock (except the right to receive from the Company the Common Stock upon conversion) shall cease and terminate with respect to such shares; provided that, except for a conversion pursuant to Section 5(b)(ii), in the event that a share of Series B Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein. Any shares of Series B Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.
          (iv) In the event that a share of Series B Preferred Stock is converted into Common Stock after the close of business on a record date for the Regular Dividends, in lieu of payment of such dividend on the Regular Dividend Payment Date related thereto, such dividend shall be payable in share(s) of Common Stock equal to the amount of such dividend divided by the Conversion Price pursuant to this Section 5.
          (v) If the conversion is in connection with any sale, transfer or other disposition, the conversion may, at the option of any holder tendering any share of Series B Preferred Stock for conversion, be conditioned upon the closing of the sale, transfer or the disposition of shares of Series B Preferred Stock with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such shares of Series B Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.
          (vi) The Company shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of Nasdaq. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Preferred Stock require registration with or approval of any person or group (as defined in Section 8) under any federal or state law or the rules and regulations of Nasdaq before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. So long as any Common Stock into which the shares of Series B Preferred Stock are then convertible is then listed on Nasdaq, the Company will list and keep listed on Nasdaq, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.
          (vii) All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result.
               (e) Adjustments to Conversion Price.
          (i) Special Definitions. For purposes of this Section 5(e), the following definitions apply:
(A)	“Options” means any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)	“Convertible Securities” means any debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(C)	“Additional Shares of Common Stock” means any shares of Common Stock issued (whether from the Company’s treasury or authorized and unissued shares of capital stock) or, as provided in clause (ii) below, deemed to be issued by the Company after the Original Issuance Date; provided that Additional

Shares of Common Stock will not include any shares of Common Stock issued or issuable in any of the following circumstances:
(1)	as a dividend or other distribution on shares of Series B Preferred Stock;

(2)	upon conversion of shares of Series B Preferred Stock or pursuant to the terms of the Series A Preferred Stock and any other Convertible Security issued and outstanding on the Original Issuance Date;

(3)	in a Public Offering (as defined in the Stockholders Agreement (as defined in Section 8));

(4)	pursuant to an Approved Stock Plan (as defined in the Stockholders Agreement);

(5)	pursuant to an Approved Transaction as consideration for such transactions, provided that the Fair Market Value of such Common Stock consideration shall not exceed $25 million in the aggregate with all other Common Stock consideration issued in Approved Transactions after the Original Issuance Date; and

(6)	pursuant to a shareholder rights plan adopted by the Board of Directors of the Company; provided that any Common Stock issuable upon conversion of the Series B Preferred Stock would be entitled to such rights.
(D)	“Measurement Date” means (i) with respect to a dividend, distribution or issuance to the Company’s stockholders, the record date for determining the stockholders entitled to receive such dividend, distribution or issuance, and (ii) with respect to a transaction not contemplated by clause (i), the public announcement of such transaction (or, if no such public announcement is made, the date of issuance).
          (ii) Deemed Issuances of Additional Shares of Common Stock. The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Options or Convertible Securities will be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Options or Convertible Securities; provided, however, that:
(A)	No adjustment in the Conversion Price will be made upon the subsequent issuance of shares of Common Stock upon the exercise, conversion or exchange of such Options or Convertible Securities;

(B)	To the extent that shares of Common Stock are not issued pursuant to any Option or Convertible Security upon the expiration or termination of an unissued, unexercised, unconverted or unexchanged Option or Convertible Security, the Conversion Price will be readjusted to the Conversion Price that would have been in effect had such Option or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(C)	In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, excluding a change resulting from the anti-dilution provisions thereof, but including a repricing of the exercise or conversion price thereof, the Conversion Price then in effect will be readjusted to the Conversion Price that would have been in effect as if, on the date of issuance, such Option or Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.
          (iii) Determination of Consideration. The Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock will be computed as follows:
(A)	Cash and Property. Consideration consisting of cash and other property will:
(1)	insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)	insofar as it consists of property other than cash, be computed at the Fair Market Value thereof; and

(3)	insofar as it consists of both cash and other property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.
(B)	Options and Convertible Securities. The consideration per share received by the Company for Options and Convertible Securities will be determined by dividing:
(1)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Options or Convertible Securities, by
(2)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Options or Convertible Securities.
          (iv) Stock Splits and Combinations. If the outstanding shares of Common Stock are split into a greater number of shares, the Conversion Price then in effect immediately before such split will be proportionately decreased. If the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Price then in effect immediately before such combination will be proportionately increased. These adjustments will be effective at the close of business on the date the split or combination becomes effective.
          (v) Dividends and Other Distributions in Additional Shares of Common Stock. If the Company declares or makes a dividend or other distribution payable in Additional Shares of Common Stock to holders of

Common Stock, then, to the extent that full Participating Dividends are not paid or made on shares of Series B Preferred Stock, the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price determined by multiplying such Conversion Price by a fraction:
(A)	the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding on the Measurement Date, plus (y) in the case of a dividend or other distribution payable in Options or Convertible Securities (but not shares of Common Stock), the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Fair Market Value per share of Common Stock immediately prior to the Measurement Date, and

(B)	the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding on the Measurement Date plus (y) the number of such Additional Shares of Common Stock issuable or so issued.
          (vi) Other Issuances of Additional Shares of Common Stock. If the Company issues or is deemed to issue Additional Shares of Common Stock to any person or group (other than a dividend or other distribution to which clause (v) applies) without consideration or for a consideration per share less than the Fair Market Value per share of Common Stock immediately prior to the Measurement Date, then the Conversion Price will be reduced, effective at the close of business on the date of issuance, to a price determined by multiplying such Conversion Price by a fraction:
(A)	the numerator of which will be the sum of (x) the number of shares of Common Stock that are outstanding, plus (y) the number of shares that are subject to issuance upon exercise of outstanding Options and conversion of outstanding Convertible Securities, immediately before such issuance, plus (z) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Fair Market Value per share of Common Stock immediately prior to the Measurement Date, and

(B)	the denominator of which will be the sum of (x) the number of shares of Common Stock that are outstanding, plus (y) the number of shares that are subject to issuance upon exercise of outstanding Options and conversion of outstanding Convertible Securities, immediately before such issuance, plus (z) the number of such Additional Shares of Common Stock issuable or so issued;
provided that the Conversion Price shall not be adjusted pursuant to this clause 5(e)(vi) to a price less than $3.56 (as adjusted for any stock dividends, splits, combinations, reclassifications and similar events) unless such adjustment would then be permitted by the rules of Nasdaq such that the Common Stock continues to be listed thereon; provided, further, that in the event that without regard to the foregoing proviso the Conversion Price would be so adjusted to a price less than $3.56 (as adjusted for any stock dividends, splits combinations, reclassifications and similar events) and such adjustment is not so permitted, the Company shall use reasonable best efforts either to (x) obtain the approval of stockholders of the Company for such adjustment or (y) to the extent that such Company stockholder approval is not successfully obtained, take such other action (which may include the payment of cash) reasonably acceptable to the holders representing a majority of the outstanding shares of Series B Preferred Stock, in each case to the extent such action would effectuate the purposes of this clause 5(e)(vi) and is consistent with applicable law and continued listing of the Common Stock on Nasdaq.
          (vii) Dividends and Distributions Other Than In Additional Shares of Common Stock. If the Company declares or makes a dividend or other distribution to holders of Common Stock payable in shares of any capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than Additional Shares of Common Stock, then, to the extent that full amount of Participating Dividends are not paid or made on shares of Series B Preferred Stock, the Company shall provide that the holders of Series B Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) that they would have received had their shares of Series B Preferred Stock been converted into Common Stock on the date of such event and had retained such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable from the date of such event until the Conversion Date. This clause (vii) shall not apply to dividends, distributions or issuances set forth in clauses (iv), (v) or (vi) above.
          (viii) Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.
          (ix) Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock, not including shares held in the treasury of the Company. The Company shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.
          (x) Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Company receives, prior to the effective time of the adjustment to the Conversion Price, written notice from the holders representing at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Additional Shares of Common Stock or other dividend or other distribution on shares of Common Stock. This waiver will be limited in scope and will not be valid for any issuance of Additional Shares of Common Stock or other dividend or other distribution on shares of Common Stock not specifically provided for in such notice.
          (xi) Tax Adjustment. Anything in this Section 5 notwithstanding, the Company shall be entitled to make such downward adjustments in the Conversion Price, in addition to those required by this Section 5, as the Company in its sole discretion shall determine to be advisable in order that any event treated for federal income tax purposes as a dividend or stock split will not be taxable to the holders of Common Stock.
          (xii) Par Value. Anything in this Section 5 notwithstanding, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value.
          (xiii) No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this Section 5 in a manner such that such adjustments are duplicative, only one adjustment shall be made.
          (f) Effect of Reclassification, Divestiture, Merger or Sale. If any of the following events occur, namely (x) any reclassification of or any other change to the outstanding shares of Common Stock (other than a stock split or combination to which Section 5(e) applies), (y) any merger, consolidation or other combination of the Company with another person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the properties of the Company to any other person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, in each case other than in connection with a voluntary or involuntary liquidation, dissolution or winding up as to which Section 3 applies or in connection with a Change in Control requiring the Company to make (and consummate without withdrawal) a Change in Control Offer under Section 7, then appropriate provision will be made in any such transaction so that the shares of Series B Preferred Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Series B Preferred Stock ) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer; provided that if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer, then the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock issuable upon conversion of the Series B Preferred Stock upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer will be the kind and amount so receivable per share by a plurality of the holders of Common Stock. This Section 5(f) will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers. If Section 5(e) applies to any event or occurrence, then this Section 5(f) will not apply.
          (g) Notice of Record Date. In the event of:
     (i) any stock split or combination of the outstanding shares of Common Stock;
     (ii) any declaration or making of a dividend or other distribution to holders of Common Stock in Additional Shares of Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);
     (iii) any reclassification, change, merger, consolidation, combination, sale, conveyance or transfer to which Section 5(f) applies;
     (iv) the dissolution, liquidation or winding up of the Company; or
     (v) any other event constituting a Change in Control;
then the Company shall file with its corporate records and mail to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Company, at least 10 days prior to the record date specified in (A) below, 20 days prior to the date specified in (B) below, or as soon as practicable after the date specified in (C) below, a notice stating:
(A)	the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined,

(B)	the date on which such reclassification, change, merger, consolidation, sale, conveyance, transfer, liquidation, dissolution, winding up or other Change in Control described in (i) or (iv) of such definition, is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution, winding up or other Change in Control, or

(C)	with respect to a Change in Control described in clause (ii) or (iii) of such definition, the date on which the Company has knowledge that the Change in Control has occurred.
          (h) Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate, signed by an officer of the Company, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any holder of Series B Preferred Stock, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Series B Preferred Stock.
          (i) No Impairment. The Company may not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Company or by any other way, impair or restrict its ability to convert shares of Series B Preferred Stock and issue shares of Common Stock therefor, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment to the extent required hereunder. Notwithstanding the foregoing, a Change in Control in which a Change in Control Offer is made (and not withdrawn) pursuant to Section 7 shall not be deemed to violate this Section 5(i).
     Section 6. Redemption.
          Each share of Series B Preferred Stock is redeemable as provided in this Section 6.
          (a) Mandatory Redemption.
     (i) On the seventh anniversary of the Original Issuance Date (the “Seventh Anniversary”), or, if not a business day, the first business day thereafter, the Company shall redeem (subject to the legal availability of funds therefor) all, but not less than all, of the outstanding shares of Series B Preferred Stock at a redemption price per share (the “Redemption Price”) equal to the greater of (x) the Regular Liquidation Preference and (y) the value of the number of shares of Common Stock issuable upon conversion of such share of Series B Preferred Stock if converted as of the date such share is being redeemed (the “Redemption Date”); provided that the payment of the Redemption Price pursuant to clause (y) shall be in the form of shares of Common Stock the issuance of which has not been registered under the Securities Act.
     (ii) The Redemption Date shall be the same date as the Seventh Anniversary or, if not a business day, the first business day thereafter. The Board shall fix a record date for the determination of the shares of Series B Preferred Stock to be redeemed, and the Company shall deliver a notice of redemption not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the holders of record of the Series B Preferred Stock as they appear in the records of the Company. Each notice must state the following: (A) the record date and Redemption Date; (B) the Redemption Price as of the scheduled Redemption Date (it being understood that the actual Redemption Price will be determined as of the actual Redemption Date); (C) the name of the redemption agent to whom, and the address of the place to where, the Series B Preferred Stock are to be surrendered for payment of the Redemption Price; and (D) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date.
(b) Optional Redemption.
     (i) On and after the fifth anniversary of the Original Issuance Date (the “Fifth Anniversary”), the Company, at its option and election, may redeem (out of funds legally available therefor) all, but not less than all, of the outstanding shares of Series B Preferred Stock at a Redemption Price equal to the greater of (x) the Regular Liquidation Preference and (y) the value of the number of shares of Common Stock issuable upon conversion of such share of Series B Preferred Stock if converted as of the Redemption Date; provided that the payment of the Redemption Price pursuant to clause (y) shall be in the form of shares of Common Stock the issuance of which has not been registered under the Securities Act.
     (ii) The Redemption Date shall be a business day on a date that is not earlier than the Fifth Anniversary. The Board shall fix a record date for the determination of the shares of Series B Preferred Stock to be redeemed, and the Company shall deliver a notice of redemption not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the holders of record of the Series B Preferred Stock as they appear in the records of the Company. Each notice must state the following: (A) the record date and Redemption Date; (B) the Redemption Price as of the scheduled Redemption Date (it being understood that the actual Redemption Price will be determined as of the actual Redemption Date); (C) the name of the redemption agent to whom, and the address of the place to where, the Series B Preferred Stock are to be surrendered for payment of the Redemption Price; and (D) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date.
(c) Mechanics of Redemption.
     (i) Unless waived in writing by the holders representing a majority of the outstanding shares of Series B Preferred Stock, the Company shall deposit with a redemption agent in trust, upon delivery of the Company’s redemption notice pursuant to Section 6(a) or 6(b), funds consisting of cash or cash equivalents sufficient to pay the Redemption Price on the Redemption Date. The redemption agent must be a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, having capital and surplus of at least $1 billion. The deposit in trust with the redemption agent shall be irrevocable, except that the Company shall be entitled to receive from the redemption agent (i) Redemption Prices with respect to shares of Series B Preferred Stock that are no longer to be redeemed, whether by conversion or otherwise; and (ii) the interest or other earnings, if any, earned on any such deposit. The holders of the shares redeemed shall have no claim to such interest or other earnings, and any funds so deposited with the redemption agent and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of one year from the Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so returned to the Company shall look only to the Company for such payment, without interest. Notwithstanding the deposit of such funds, the Company shall remain liable for the payment of the Redemption Price to the extent such Redemption Price is not paid as provided herein.
     (ii) The redemption agent on behalf of the Company shall pay the Redemption Price on the Redemption Date upon surrender of the certificates representing the shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so require and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Company); provided that if such certificates are lost, stolen or destroyed, the Company may require such holder to indemnify the Company, in a reasonable amount and in a reasonable manner, prior to paying such Redemption Price.
     (iii) In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares Series B Preferred Stock are issued in a name other than the name of the redeeming holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any shares of Series B Preferred Stock not redeemed other than any such tax due because a certificate for shares

Series B Preferred Stock is issued in a name other than the name of the redeeming holder.
     (iv) From and after the Redemption Date, dividends on the Series B Preferred Stock to be redeemed on such Redemption Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series B Preferred Stock (except the right to receive from the Company the Redemption Price) shall cease and terminate with respect to such shares; provided that in the event that a share of Series B Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the Redemption Price in cash in full, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.
     (v) Notwithstanding the foregoing, unless full Dividends on all shares of Series B Preferred Stock will have been or contemporaneously are declared and paid or are declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, (i) no share of Series B Preferred Stock may be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and (ii) the Company shall not purchase or otherwise acquire directly or indirectly any share of Series B Preferred Stock; provided, however, that the foregoing shall not prevent the redemption on a pro rata basis of shares of Series B Preferred Stock or the purchase or other acquisition of shares of Series B Preferred Stock pursuant to a Change in Control Offer pursuant to Section 7 or another purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.
     (vi) Notwithstanding anything in this Section 6 to the contrary, each holder shall retain the right to convert shares of Series B Preferred Stock to be redeemed at any time on or prior to the Redemption Date.
     (vii) The Company may not, whether by any amendment of its Certificate of Incorporation or Bylaws, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Company, or by any other way, impair or restrict its ability to redeem shares of Series B Preferred Stock, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the redemption rights of the holders of the Series B Preferred Stock against impairment to the extent required hereunder. Notwithstanding the foregoing, a Change in Control in which a Change in Control Offer is made (and not withdrawn) pursuant to Section 7 shall not be deemed to violate this Section 6(c)(vii).
     Section 7. Change in Control.
(a) Offer to Repurchase.
     (i) So long as the holders of Series B Preferred Stock hold at least one-sixth of the shares of Series B Preferred Stock that were issued on the Original Issuance Date (as adjusted for stock dividends, splits, combinations and similar events, but not for conversion or Regular Dividends), then in connection with such Change in Control the Company shall make an offer to repurchase (subject to the legal availability of funds therefor), at the option and election of the holder thereof, each share of Series B Preferred Stock then outstanding (the “Change in Control Offer”) at a purchase price per share in cash equal to 101% of the Regular Liquidation Preference or, in the case of a Change in Control which occurs prior to the six (6) month anniversary of the Original Issuance Date, 100% of, the Regular Liquidation Preference (such amount being the “Base Repurchase Price”); provided that if the Change in Control is consummated on or prior to the fifth anniversary of the Original Issuance Date and the fair market value of the consideration per share of Common Stock in such Change in Control is less than the CIC Conversion Price then in effect, then, subject to Section 7(a)(ii) below, the purchase price in the Change in Control Offer shall be increased by an amount equal to 100% of, but if the Deemed Accrued Dividends are paid in cash and not pursuant to Section 7(a)(ii)(y) on or after the six (6) month anniversary of the Original Issuance Date 101% of, the Regular Dividends that such holder of the Series B Preferred Stock would have received if such holder had retained its shares of Series B Preferred Stock during a period of time equal to the lesser of (x) the period from the date of repurchase pursuant to the Change in Control Offer (the “Repurchase Date”) until the fifth anniversary of the Original Issuance Date or (y) three years (such amount equal to the lesser of clause (x) or (y), the “Deemed Accrued Dividends,” and the Base Repurchase Price plus the Deemed Accrued Dividends, if any being the “Repurchase Price”); and provided, further, that the payment of the Repurchase Price shall be subject to the Maximum Cash Payment Rule.
     (ii) The terms of the Change in Control Offer shall provide that, unless the fair market value of the consideration per share of Common Stock in such Change in Control is equal to or greater than the CIC Conversion Price then in effect, a holder of the Series B Preferred Stock may elect that (x) in lieu of receiving the Base Repurchase Price, the holder’s shares of Series B Preferred Stock be converted in accordance with Section 5 (in which case, for the avoidance of doubt, the Base Repurchase Price shall not be due or payable) and (y) any Deemed Accrued Dividends be paid in the form of additional shares of Series B Preferred Stock (or if such shares would be required to be registered under the Securities Act or applicable state securities laws in the good faith judgment of the Company, the Company shall pay such Deemed Accrued Dividends in the form of cash out of legally available funds in an amount equal to the consideration payable in the Change in Control with respect to such shares on an as-converted to Common Stock basis). Proper provision will be made in such transaction to permit to any Deemed Accrued Dividends received or to be received by such holder to be, contemporaneously with such holder’s other shares of Series B Preferred Stock, converted into the consideration payable to former holders of Common Stock pursuant to such Change in Control in accordance with Section 5.
     (iii) In no event shall a holder of Series B Preferred Stock receive consideration (including Deemed Accrued Dividends) pursuant to, or in connection with, a Change in Control Offer, including in the event either or both of the elections made in Section 7(a)(ii) are made, the fair market value of the consideration per share of Common Stock in the Change in Control times the number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held (including shares received as Deemed Accrued Dividends if applicable), in excess of an amount equal to the product of (A) the CIC Conversion Price then in effect and (B) the number of shares of Common Stock held by such holder on an as converted basis (excluding Deemed Accrued Dividends); provided that, for the avoidance of doubt, the conversion rights of a holder of Series B Preferred Stock pursuant to Section 5 to the extent such holder does not accept the Change in Control Offer are not limited hereby.
     (iv) The Repurchase Date shall be the date on which the Change in Control is consummated (the “Change in Control Closing Date”), unless the Change in Control Closing Date is the same date as the announcement of the transaction or execution of an agreement providing for such Change in Control, in which case the Repurchase Date shall be as soon as practicable after the Change in Control Closing Date (but in any event within 30 days thereof). The Board shall fix a record date for the determination of the shares of Series B Preferred Stock subject to the Change in Control Offer. As soon as practicable after the announcement of such transaction or execution of such agreement providing for such Change in Control, the Company shall commence the Change in Control Offer by delivering a notice, not less than 30 nor more than 60 days prior to the Repurchase Date, addressed to the holders of record of the Series B Preferred Stock as they appear in the records of the Company. Each notice must state that: (A) the Change in Control Offer may be accepted by delivery of a written revocable notice specifying the number of shares to be repurchased or converted pursuant to Section 7(a)(ii); (B) the Repurchase Price as of the scheduled Repurchase Date (it being understood that the actual Repurchase Price will be determined as of the actual Repurchase Date); (C) the name of the paying agent to whom, and the address of the place to where, the Series B Preferred Stock are to be surrendered for payment of the Repurchase Price; (D) if tendered for payment, dividends on the shares to be repurchased will cease to accrue on the Change in Control Payment Repurchase Date; (E) any shares of Series B Preferred Stock not tendered for payment or converted pursuant to Section 7(a)(ii) shall continue to be outstanding and holders thereof shall, subject to Section 5(b)(i) and (ii), remain entitled to, among other things, the accrual and payment of dividends thereon and exercise their conversion rights (whether on the date of consummation of the Change in Control or otherwise); (F) the consummation of the Change in Control Offer and the payment of the Repurchase Price shall be subject to the consummation of the Change in Control, and the Change in Control Offer shall not be consummated in the event the Company elects to effect a mandatory conversion pursuant to Section 5(b)(i); and (G) the circumstances and material facts regarding such Change in Control. If the Change in Control is not consummated, the Change in Control Offer shall be automatically withdrawn.
     (v) Notwithstanding this Section 7, the Change in Control Offer shall be subject to, and be made in compliance with, Regulation 14E under the Exchange Act and any other federal and state securities laws, as applicable, including any applicable time periods. The Company shall notify the holders of the results of the Change in Control Offer on or as soon as practicable after the Repurchase Date.
(b) Mechanics of Repurchase.
     (i) Unless waived by the holders representing a majority of the outstanding shares of Series B Preferred Stock, the Company shall deposit with a paying agent in trust, as soon as practicable upon the receipt of any election for repurchase pursuant to this Section 7 (and in any case, at least one business day prior to the Repurchase Date), funds consisting of cash or cash equivalents sufficient to pay the cash portion of the Repurchase Price on the Repurchase Date. The paying agent must be a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, having capital and surplus of at least $1 billion. The deposit in trust with the paying agent shall be irrevocable, except that the Company shall be entitled to receive from the paying agent (A) Repurchase Prices with respect to shares of Series B Preferred Stock that are no longer to be repurchased, whether by conversion, withdrawal of an election or tender or otherwise and (B) the interest or other earnings, if any, earned on any such deposit. The holders of the shares repurchased shall have no claim to such interest or other earnings, and any funds so deposited with the paying agent and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of one year from the Repurchase Date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so returned to the Company shall look only to the Company for such payment, without interest. Notwithstanding the deposit of such funds, the Company shall remain liable for the payment of the Repurchase Price to the extent such Repurchase Price is not paid as provided herein.
     (ii) The paying agent on behalf of the Company shall pay the Repurchase Price on the Repurchase Date upon surrender of the certificates representing the shares of Series B Preferred Stock to be repurchased (properly endorsed or assigned for transfer, if the Company shall so require and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Company); provided that if such certificates are lost, stolen or destroyed, the Company may require such holder to indemnify the Company, in a reasonable amount and in a reasonable manner, prior to paying such Repurchase Price.
     (iii) In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the unrepurchased shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificate for shares Series B Preferred Stock are issued in a name other than the name of the selling holder. The Company shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any shares of Series B Preferred Stock not repurchased other than any such tax due because a certificate for shares Series B Preferred Stock is issued in a name other than the name of the selling holder.
     (iv) From and after the Repurchase Date, dividends on the Series B Preferred Stock to be repurchased on such Repurchase Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series B Preferred Stock (except the right to receive from the Company the Repurchase Price) shall cease and terminate with respect to such shares; provided that in the event that a share of Series B Preferred Stock is not repurchased due to a default in payment by the Company or because the Company is otherwise unable to pay the Repurchase Price in cash (or shares of Common Stock, if applicable under the provisions of the Maximum Cash Payment Rule) in full, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.
     (v) Notwithstanding anything in this Section 7 to the contrary, each holder shall retain the right to (A) convert shares of Series B Preferred Stock to be repurchased at any time on or prior to the Repurchase Date or (B) withdraw an election to have such shares repurchased or any tender of such shares in the Change in Control Offer on or prior to the Repurchase Date.
     (vi) The Company may not, whether by any amendment of its Certificate of Incorporation or Bylaws, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Company, or by any other way, impair or restrict its ability to repurchase shares of Series B Preferred Stock, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the repurchase rights of the holders of the Series B Preferred Stock against impairment to the extent required hereunder. Notwithstanding the foregoing, a Change in Control in which a Change in Control Offer is made (and not withdrawn) pursuant to this Section 7 or conversion effected pursuant to Section 5(a)(i) shall not be deemed to violate this Section 7(b)(vi).
     (vii) The Company shall not be required to make a Change in Control Offer if an affiliate in control of the Company makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 7 and purchases all shares of Series B Preferred Stock validly tendered and not withdrawn under such Change in Control Offer.
          Section 8. Additional Definitions. For purposes of these resolutions, the following terms shall have the following meanings:
          (a) “affiliate” means, with respect to any specified person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, for so long as such other person remains so associated to such specified person.
          (b) “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a person will be deemed to be the beneficial owner of any security which may be acquired by such person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such person.
          (c) “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and the Preferred Stock.
          (d) “Change in Control” means the occurrence of any of the following:
     (i) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction as a result of which the stockholders of the Company immediately prior to such transaction in the aggregate cease to own more than 50% of the total voting power of all shares of capital stock of the Company that are entitled to vote generally in the election of directors of the entity surviving or resulting from such transaction (or ultimate parent thereof);

     (ii) any person or group, together with any affiliates thereof (other than any employee stock option plan and other than any Investor Stockholder, as defined in the Stockholders Agreement), has, directly or indirectly, become the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the Company that are entitled to vote generally in the election of directors;
     (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of the Board then in office;
     (iv) the sale, lease, encumbrance, transfer or disposition, including but not limited to any spin-off or in-kind distribution (a “Divestiture”), by the Company or by one or more of its Subsidiaries of all or substantially all of the assets, business or securities of the Company (on a consolidated basis) to any person or group (other than the Company or its wholly-owned subsidiaries); provided that a Divestiture, the Fair Market Value of the assets, business and securities of which is in excess of 50% of the Company’s market capitalization as of the consummation of the Divestiture, shall be deemed a Divestiture of all or substantially all of the assets, business or securities of the Company (on a consolidated basis); provided that a Change in Control shall not include a spin-off or similar in-kind distribution to the stockholders of the Company in which the holders of Series Preferred Stock are entitled to such distribution as Participating Dividends or pursuant to Section 5(e)(vii) or 5(f) without other adjustment to the Conversion Price if the rights of the holders of Series B Preferred Stock pursuant to the Certificate of Designation and the Stockholders Agreement are preserved and not impaired after giving effect to such spin-off or in-kind distribution.
     (v) RealSelect, Inc. (or its successor) ceases to be a wholly-owned subsidiary of the Company unless all or substantially all of the assets previously owned by RealSelect, Inc. are otherwise owned directly or indirectly by the Company.
          (e) “Equity Securities” means (x) any shares of capital stock of the Company, (y) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Company, and (z) capital stock or other equity securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of the Company, excluding, for the avoidance of doubt, convertible debt.
          (f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (g) “Fair Market Value” of Common Stock or any other security or property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:
     (i) for Common Stock or other security traded or quoted on Nasdaq or other national securities exchange or automated quotation system, the Fair Market Value will be the average of the closing prices of such security on Nasdaq or such exchange or quotation system over a consecutive trading day period of one to thirty trading days, as selected by the Board in good faith, ending on the trading day immediately prior to the date of determination;
     (ii) for any security that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board and the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, or (y) by a nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and the holders representing a majority of the then outstanding shares of Series B Preferred Stock; or
     (iii) for any other property, the Fair Market Value shall be determined by the Board in good faith assuming a willing buyer and a willing seller in an arms’-length transaction; provided that if holders representing a majority of the then outstanding shares of Series B Preferred Stock object to a determination of the Board made pursuant to this clause (iii), the Fair Market Value of such property shall be as determined by nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and such holders.
          (h) “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.
          (i) “hereof”, “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.
          (j) “Maximum Cash Payment Rule” means, with respect to the payment of any amount per share of Series B Preferred Stock, that (i) such amount up to the Regular Liquidation Preference (or, in the case of a Change in Control Offer, 101% of the Regular Liquidation Preference) shall be payable in cash, and (ii) such amount payable per share in excess of the Regular Liquidation Preference (or, in the case of a Change in Control Offer, 101% of the Regular Liquidation Preference) shall be payable, at the election of the Company, in cash or in a number of shares of Common Stock based on the closing price of the Common Stock on the trading day immediately prior to the date of issuance; provided that if shares of Common Stock are to be issued, all requisite arrangements with the Company’s transfer agent, Nasdaq, and any other requisite securities intermediary (including The Depositary Trust Company and Cede & Co., if applicable) to permit the immediate trading of such shares of Common Stock on such date of such payment shall have been completed.

          (k) “Nasdaq” means The Nasdaq National Market or any securities exchange or other automated quotation system on which the Common Stock is then listed or quoted.
          (l) “Original Issuance Date” means the date on which the first share of Series B Preferred Stock was issued.
          (m) “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.
          (n) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          (o) “Stockholders Agreement” means the Stockholders Agreement, dated the Original Issuance Date, by and among the Company, Elevation Partners, L.P. and Elevation Employee Side Fund, LLC, as it may be amended from time to time.
          Section 9. Miscellaneous. For purposes of these resolutions, the following provisions shall apply:
          (a) Reduction of Capital. Upon any conversion, redemption, repurchase or similar transaction resulting in the cancellation of Series B Preferred Stock, the Company’s capital shall be reduced by an amount equal to the Regular Liquidation Preference multiplied by the number of shares of Series B Preferred Stock converted, redeemed or repurchased.
          (b) Status of Cancelled Shares. Shares of Series B Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to Section 4, designated as part of a particular series by the Board.
          (c) Severability. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
          (d) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
[Rest of page intentionally left blank.]

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by a duly authorized officer of the Company as of November 29, 2005.

HOMESTORE, INC.

By:	/s/ Michael R. Douglas

	Name:	Michael R. Douglas
	Title:	Executive Vice President, General Counsel and Secretary